EXHIBIT INDEX

Exhibit A:
  Attachment to item 77B: Accountant's report on internal control.

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Exhibit A:

To the Board of Directors of
The DFA Investment Trust Company:

In planning and performing our audit of the financial statementsand financial highlights of The DFA Investment Trust Company (consisting of The U.S. 6-10 SmallCompany Series, The U.S. Large Company Series, The Enhanced U.S. Large Company Series, TheU.S. 4-10 Value Series, The U.S. 6-10 Value Series, The U.S. 9-10 Small Company Series,The U.S. Large Cap Value Series, The Japanese Small Company Series, The Pacific Rim SmallCompany Series, The United Kingdom Small Company Series, The Emerging Markets Series, TheDFA International Value Series, The Emerging Markets Small Cap Series, The ContinentalSmall Company Series, The DFA One-Year Fixed Income Series, and The DFA Two-Year GlobalFixed Income Series) for the year ended November 30, 1998, we considered each portfolio'sinternal control, including control activities for safeguarding securities, in order todetermine our auditing procedures for the purpose of expressing our opinion on the financial statements andfinancial highlights and to comply with the requirements of Form N-SAR, not to provideassurance on internal control.

The management of The DFA Investment Trust is responsible forestablishing and maintaining internal control. In fulfilling this responsibility, estimatesand judgments by management are required to assess the expected benefits and related costs ofcontrols. Generally, controls that are relevant to an audit pertain to the entity's objective ofpreparing financial statements and financial highlights for external purposes that are fairly presented inconformity with generally accepted accounting principles. Those controls include the safeguardingof assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors orfraud may occur and not be detected. Also, projection of any evaluation of internal control to futureperiods is subject to the risk that it may become inadequate because of changes in conditions or thatthe effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established bythe American Institute of Certified Public Accountants. A material weakness is a conditionin which the design or operation of one or more of the internal control components doesnot reduce to a relatively low level the risk that misstatements caused by error or fraud inamounts that would be material in relation to the financial statements and financial highlightsbeing audited may occur and not be detected within a timely period by employees in the normal courseof performing their assigned functions. However, we noted no matters involving internalcontrol and its operation, including controls over safeguarding securities, that we consider to bematerial weaknesses as defined above as of November 30, 1998.

This report is intended solely for the information and use of management, the Board of Directors of The DFA Investment Trust
Company and the Securities andExchange Commission.

PriceWaterhouseCoopers, LLP
Philadelphia, Pennsylvania
January 15, 1999